Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
     We consent to the incorporation by reference in Registration Statement Nos. 333-147715, 333-142182, 333-100648, and 333-61862 on Form S-3, and Registration Statement Nos. 333-157579, 333-151088, 333-151087, 333-153911, 333-148684, 333-145971, 333-143465, 333-142183, 333-141819, 333-134687, 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425, and 333-04131 on Form S-8 of Nuance Communications, Inc. of our report dated 30 December 2009 related to the consolidated financial statements of SpinVox Limited as of and for the years ended 31 December 2008 and 2007, appearing in this current report on Form 8-K/A of Nuance Communications, Inc.
/s/ Deloitte LLP
London, United Kingdom
5 February 2010